Exhibit 10.34

                               AMBIENT CORPORATION
                              EMPLOYMENT AGREEMENT

      EMPLOYMENT AGREEMENT made as of this 16th day of November, 2001 and effective as of September 5, 2001, by and between AMBIENT CORPORATION, a Delaware corporation, having an office at 1033 Beacon Street, Brookline, Massachusetts 02446 (hereinafter referred to as "Employer"), and John J. Joyce, an individual residing at 306 N. Village Avenue, Rockville Centre, NY 11570 (hereinafter referred to as "Employee");

                              W I T N E S S E T H:

      WHEREAS, Employer desires to employ Employee as Chief Executive Officer ("CEO") of Employer effective as of September 5, 2001; and

      WHEREAS, Employee is willing to be employed as the CEO of Employer in the manner provided for herein, and to perform the duties of the CEO of Employer upon the terms and conditions herein set forth;

      NOW, THEREFORE, in consideration of the promises and mutual covenants herein set forth it is agreed as follows:

      1. Employment of the CEO. Employer hereby employs Employee as CEO of Employer.

      2. Term.

            a. Subject to Section 10 below and further subject to Section 2(b) below, the term of this Agreement shall commence as of September 5, 2001 and end on December 31, 2003. Each 12 month period from January 1 through December 31 during the term hereof shall be referred to as an "Annual Period." During the term hereof, Employee shall devote substantially all of his business time and efforts to Employer and its subsidiaries and affiliates.

            b. Subject to Section 10 below, unless the Board of Directors of the Company (the "Board") of Employer shall determine to the contrary and shall so notify Employee in writing on or before the end of any Annual Period, then at the end of each Annual Period, the term of this Agreement shall be automatically extended for one (1) additional Annual Period to be added at the end of the then current term of this Agreement.

      3. Duties. The Employee shall perform those functions generally performed by persons of such title and position, shall attend all meetings of the stockholders and the Board,

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shall perform any and all related duties and shall have any and all powers as may be prescribed by resolution of the Board, and shall be available to confer and consult with and advise the officers and directors of Employer at such times that may be required by Employer. Employee shall report directly and solely to the Board.

      4. Compensation.

            a. (i) Employee shall be paid a minimum annual salary at the following annual rates: September 1, 2001 through December 31, 2001 - $190,000; January 1, 2002 through May 31, 2002 - $225,000; and June 1, 2002 through December 31, 2002 - $275,000. For each Annual Period thereafter Employee's salary shall be increased annually at the beginning of each Annual Period commencing January 1, 2003 by an amount equal to the amount of his annual salary for the immediately preceding Annual Period times the percentage increase in the CPIW (New York) then in effect as compared to the previous period for which the CPIW (New York) is available. Employee shall be paid periodically in accordance with the policies of the Employer during the term of this Agreement, but not less than monthly.

                  (ii) In addition to his salary set forth above, CEO shall be entitled to an additional one-time payment of $36,000 upon execution of this Agreement.

            b. (i) Employee acknowledges that all options to purchase shares of Common Stock of Employer granted to him prior to September 1, 2001 are hereby terminated and are of no further force and effect. Upon execution of this agreement, Employer shall grant to Employee options pursuant to the 2000 Equity Incentive Plan as approved by the Board of Directors and stockholders in November 2000, to purchase shares of the Common Stock of Employer ("Options") as follows: 125,000 Options immediately exercisable at $0.50 per share; 250,000 Options vesting on January 1, 2002 with an exercise price of $0.50 per share; 208,333 Options vesting on September 5, 2002 with an exercise price of $0.50 per share; 208,333 Options vesting on September 5, 2003 with an exercise price of $0.50 per share; and 208,334 Options vesting on September 5, 2004 with an exercise price of $0.50 per share . The Options shall be evidenced by a written stock option agreement, in form satisfactory to the Employer, executed by the Employer and the Employee. Upon payment of the applicable exercise price, the shares underlying the Options (the "Shares") shall be fully paid and non-assessable. Employee agrees that he will not sell any Shares prior to September 5, 2002; provided, however, that (i) if Employee's employment is terminated by Employer on or prior to September 5, 2002 for any reason other than pursuant to Section 10(a)(i) hereof, or (ii) if Employee terminates his employment on or prior to September 5, 2002 pursuant to Section 10(b) hereof, then there shall be no restrictions on Employee from selling any Shares underlying the 125,000 options granted simultaneously with the execution of this Agreement.

                  (ii) The Options, once vested, may be exercised during the term in which this agreement remains in effect and for a period of six (6) months thereafter by written notice delivered to the Employer at its principal executive office stating the number of Shares with respect to which the Options is being exercised, together with:


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                        (A) a check or money order made payable to the Employer
in the amount of the exercise price and any applicable federal, state and local withholding tax; or

                        (B) the tender to the Employer of shares of Common Stock owned by Employee having a fair market value not less than the exercise price, plus the amount of applicable federal, state and local withholding tax; or

                        (C) the surrender of shares of Common Stock then issuable upon the exercise of the Options, provided the fair market value of such shares of Common Stock is equal on the date to the exercise price, or such portion thereof as Optionee elects to pay by surrender of such stock, plus the amount of applicable federal, state and local withholding taxes;

            c. (i) In the event of a "Change of Control" subsequent to January 1, 2002 whereby:

                        (A) A person (other than a person who is an officer or a Director of Employer on the effective date hereof), including a "group" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, becomes, or obtains the right to become, the beneficial owner of Employer securities having 50% or more of the combined voting power of then outstanding securities of the Employer that may be cast for the election of directors of the Employer;

                        (B) At any time, a majority of the Board-nominated slate of candidates for the Board is not elected;

                        (C) Employer consummates a merger in which it is not the surviving entity;

                        (D) Substantially all Employer's assets are sold; or

                        (E) Employer's stockholders approve the dissolution or liquidation of Employer; then

                              (ii) (A) All stock options, warrants and stock
appreciation rights ("Rights") granted by Employer to Employee under any plan or otherwise prior to the effective date of the Change of Control, shall become vested, accelerate and become immediately exercisable. In the event Employee owns or is entitled to receive any unregistered securities of Employer, then Employer shall use its best efforts to effect the registration of all such securities as soon as practicable, but no later than 240 days after the effective date of the registration statement; provided, however, that such period may be extended or delayed by Employer for one period of up to 60 days if, upon the advice of counsel at the time such registration is required to be filed, or at the time Employer is required to exercise its best efforts


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to cause such registration statement to become effective, such delay is advisable and in the best interests of Employer because of the existence of non-public material information, or to allow Employer to complete any pending audit of its financial statements;

                                    (B) If upon said Change of Control, Employee
is not retained as CEO or a substantially similar position of Employer or the surviving entity, as applicable, under terms and conditions substantially similar to those herein, Employee shall receive a one-time bonus, in an amount equal to one year of his then current salary, in lieu of any termination payment otherwise due Employee hereunder. Said bonus shall be payable over twelve months in twenty four (24) equal bi-monthly installments commencing on the pay period that the Employer normally pays all its employees, following the effective date of the Change of Control.

            d. Employer shall include Employee in its health insurance program available to Employer's employees .

            e. Employer shall maintain a life, accidental death and dismemberment insurance policy on Employee for the benefit of a beneficiary named by Employee in an amount not less than $750,000. Ownership of the policy shall be assigned to Employee upon termination of Employee's employment under this Agreement.

            f. Employer and Employee shall negotiate Employee's annual bonus on or about January 1, 2002 and each January 1st thereafter.

            g. Employee shall have the right to participate in any other employee benefit plans established by Employer.

      5. Board of Directors. Employer agrees that so long as this Agreement is in effect, Employee will be nominated to the Board as part of management's slate of Directors.

      6. Expenses. (a) Employee shall be reimbursed for all of his actual out-of-pocket expenses incurred in the performance of his duties hereunder, provided such expenses are acceptable to Employer, which approval shall not be unreasonably withheld, for business related travel and entertainment expenses, and that Employee shall submit to Employer reasonably detailed receipts with respect thereto. Employer shall also reimburse Employee for his legal fees in connection with the negotiation and preparation of this Agreement.

                  (b) Employee shall receive an additional $700 per month as an automobile allowance.

      7. Vacation. Employee shall be entitled to receive four (4) weeks paid vacation time for each year of employment upon dates agreed upon by Employer (including holidays when the Employer's offices are closed). The Employee shall not be entitled to accumulate unused vacation from year to year without the written consent of the Company.


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      8. Secrecy. At no time shall Employee disclose to anyone any confidential or secret information (not already constituting information available to the public) concerning (a) internal affairs or proprietary business operations of Employer or (b) any trade secrets, new product devlopments, patents, programs or programming, especially unique processes or methods.

      9. Covenant Not to Compete. Employee will not, at any time, anywhere in the world, during the term of this Agreement, and for one (1) year thereafter, either directly or indirectly, engage in, with or for any enterprise, institution, whether or not for profit, business, or company, competitive with the business of Employer as such business may be conducted on the date of any such termination of Employee or during the one year period thereafter, as a creditor, guarantor, or financial backer, stockholder, director, officer, consultant, advisor, employee, member, inventor, producer, director, or otherwise of or through any corporation, partnership, association, sole proprietorship or other entity; provided, that an investment by Employee, his spouse or his children is permitted if such investment is not more than four percent (4%) of the total debt or equity capital of any such competitive enterprise or business and further provided that said competitive enterprise or business is a publicly held entity whose stock is listed and traded on a national stock exchange or through the NASDAQ Stock Market.

      10. Termination.

            a. Termination by Employer

                  (i) Employer may terminate this Agreement upon written notice for Cause. For purposes hereof, "Cause" shall mean: (a) A failure by the Employee substantially to perform his duties hereunder, or (b) a failure by the Employee to substantially comply with the lawful and proper instructions of the the Board, or (c) Employee's illegal or unethical acts or conduct which causes material harm or loss to the Employer or otherwise brings notoriety to the Employer or has a material adverse effect on the name or public image of the Employer; provided, however that with respect to clauses (a), (b) and (c) the foregoing shall not constitute "Cause" if Employee, after being notified in writing by the Employer of the particular acts or circumstances of such material breach, cures such failure within 30 days after receipt of such notice (if such failure is reasonably susceptible to cure)..

                  (ii) Employer may terminate Employee's employment under this Agreement if, as a result of any physical or mental disability, Employee shall fail or be unable to perform his duties under this Agreement for any consecutive period of 90 days or a total of 180 days during any twelve-month period. If Employee's employment is terminated under this Section 10(a)(ii): (A) for the first ninety (90) days after termination, Employee shall be entitled to receive $1,000 per week and thereafter Employee shall be paid $6,000 per month; for a further 270 days, such payments to be paid either directly by the Employer or through an insurance policy of the Employer at Employer's discretion; (B) Employer's obligation to pay life insurance premiums on the policy referred to in Section 4(e) shall continue in effect until five years after the date of termination; and (C) Employee shall continue to be entitled, insofar as is permitted


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under applicable insurance policies or plans, to such general medical and employee benefit plans (including profit sharing or pension plans) as Employee had been entitled to on the date of termination. Any amounts payable by Employer to Employee under this paragraph shall be reduced by the amount of any disability payments payable by or pursuant to plans provided by Employer and actually paid to Employee. All taxes payable in respect of any payments to Employee pursuant to this sub-section shall be borne by the Employee and the Employee hereby authorizes Employer to effect any applicable withholding deductions.

                  (iii) This agreement automatically shall terminate upon the death of Employee, except that Employee's estate shall be entitled to receive any amount accrued under Section 4(a) and the pro-rata amount payable under
Section 4(f) for the period prior to Employee's death and any other amount to which Employee was entitled of the time of his death.

                  (iv) Employer shall have the right to terminate Employee at any time other than for Cause or Employee's death or disability, subject to Employee's right to receive payment as set forth in Section 10(c).

            b. Termination by Employee

                  (i) Employee shall have the right to terminate his employment under this Agreement upon 30 days' notice to Employer given within 90 days following the occurrence of any of the following events (A) through (G):

                        (A) Employee is not elected or retained as CEO of Employer.

                        (B) Employer acts to materially reduce Employee's duties and responsibilities hereunder. Employee's duties and responsibilities shall not be deemed materially reduced for purposes hereof solely by virtue of the fact that Employer is (or substantially all of its assets are) sold to, or is combined with, another entity, provided that Employee shall continue to have the same duties and responsibilities with respect to Employer's business and Employee shall report directly to the chief executive officer and/or board of directors of the entity (or individual) that acquires Employer or its assets.

                        (C) Employer acts to change the geographic location of the performance of Employee's duties from the Boston or New York City Metropolitan area. For purposes of this Agreement, the Boston Metropolitan area shall be deemed to be the area within 30 miles of the Boston City limits and the New York Metropolitan Area shall be deemed to be the area within 30 miles of Manhattan.

                        (D) A Material Reduction (as hereinafter defined) in Employee's rate of base compensation, or Employee's other benefits. "Material Reduction" shall mean a ten percent (10%) differential;


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                        (E) A failure by Employer to obtain the assumption of
this Agreement by any successor;

                        (F) A material breach of this Agreement by Employer, which is not cured within thirty (30) days of written notice of such breach by Employer;

                        (G) A Change of Control.

                  (ii) Anything herein to the contrary notwithstanding, Employee may terminate this Agreement upon thirty (30) days written notice.

            c. The Employer is entitled to terminate Employee's employment for any reason whatsoever on or before December 31, 2001 whereupon all obligations of Employer hereunder shall cease and Employee shall not be entitled to any payment in respect of such termination other than accrued salary through the termination date.

            d. If Employer shall terminate Employee's employment after December 31, 2001 other than due to his death or disability or for Cause (as defined in Section 10(a)(i) of this Agreement), or if Employee shall terminate this Agreement under Section 10(b)(i), Employee shall be entitled to one year's salary at his then current annual salary rate payable over twelve months in twenty four (24) equal bi-monthly installments commencing on the pay period that the Employer normally pays all its employees, following the effective date of termination.

      11. Remedies. Employer recognizes that because of Employee's special talents and stature, in the event of termination by Employer hereunder (except under Section 10(a)(i) or (iii), or in the event of termination by Employee under Section 10(b)(i) before the end of the agreed term), Company acknowledges and agrees that the provisions of this Agreement regarding further payments of base salary, bonuses and the exercisability of Rights constitute fair and reasonable provisions for the consequences of such termination, do not constitute a penalty, and such payments and benefits shall not be limited or reduced by amounts' Employee might earn or be able to earn from any other employment or ventures during the remainder of the agreed term of this Agreement.

      12. Intentionally Omitted.

      13. Arbitration. Any controversies between Employer and Employee involving the construction or application of any of the terms, provisions or conditions of this Agreement, save and except for any breaches arising out of Sections 8 and 9 hereof, shall on the written request of either party served on the other be submitted to arbitration. Such arbitration shall take place in Nassau County, New York and shall comply with and be governed by the rules of the American Arbitration Association. An arbitration demand must be made within one (1) year of the date on which the party demanding arbitration first had notice of the existence of the claim to be arbitrated, or the right to arbitration along with such claim shall be considered to have been waived. An arbitrator shall be selected according to the procedures of the American Arbitration


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Association. The cost of arbitration shall be born by the losing party or in such proportions as the arbitrator shall decide. The arbitrator shall have no authority to add to, subtract from or otherwise modify the provisions of this Agreement, or to award punitive damages to either party.

      14. Attorneys' Fees and Costs. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, including without limitation pursuant to Section 13 hereof, the prevailing party shall be entitled to reasonable attorney's fees, costs and necessary disbursements in addition to any other relief to which he may be entitled.

      15. Entire Agreement; Survival.

            a. This Agreement contains the entire agreement between the parties with respect to the transactions contemplated herein and supersedes, effective as of the date hereof any prior agreement or understanding between Employer and Employee with respect to Employee's employment by Employer. The unenforceability of any provision of this Agreement shall not effect the enforceability of any other provision. This Agreement may not be amended except by an agreement in writing signed by the Employee and the Employer, or any waiver, change, discharge or modification as sought. Waiver of or failure to exercise any rights provided by this Agreement and in any respect shall not be deemed a waiver of any further or future rights.

            b. The provisions of Sections 8, 9, 13, 14, 15, 18, 19 and 20 shall survive the termination of this Agreement.

      16. Assignment. This Agreement shall not be assigned to other parties.

      17. Governing Law. This Agreement and all the amendments hereof, and waivers and consents with respect thereto shall be governed by the internal laws of the state of Massachusetts , without regard to the conflicts of laws principles thereof.

      18. Notices. All notices, responses, demands or other communications under this Agreement shall be in writing and shall be deemed to have been given when

            a. delivered by hand;

            b. sent be telex or telefax (with receipt confirmed), provided that a copy is mailed by registered or certified mail, return receipt requested; or

            c. received by the addressee as sent be express delivery service (receipt requested) in each case to the appropriate addresses, telex numbers and telefax numbers as the party may designate to itself by notice to the other parties:

                  (i)   if to the Employer:


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                        Ambient Corporation
                        1033 Beacon Street
                        Brookline, Massachusetts 02446
                        Attention: Board of Directors
                        Telefax: (516) 763-1279
                        Telephone: (617) 735-9395

                  (ii)  if to the Employee:

                        John J. Joyce
                        306 N. Village Ave.
                        Rockville Centre, New York 11570

      20. Severability of Agreement. Should any part of this Agreement for any reason be declared invalid by a court of competent jurisdiction, such decision shall not affect the validity of any remaining portion, which remaining provisions shall remain in full force and effect as if this Agreement had been executed with the invalid portion thereof eliminated, and it is hereby declared the intention of the parties that they would have executed the remaining portions of this Agreement without including any such part, parts or portions which may, for any reason, be hereafter declared invalid.


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      IN WITNESS WHEREOF, the undersigned have executed this agreement as of the day and year first above written.

                                        AMBIENT CORPORATION


                                        By: /s/ Wilfred Kopelowitz
                                           -------------------------------------


                                        EMPLOYEE


                                        /s/ John J. Joyce
                                        ----------------------------------------
                                        John J. Joyce


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